FEDERAL AGRICULTURAL MORTGAGE CORPORATION




                             919 18th Street, N.W.
                                   Suite 200
                             Washington, D.C.  20006
                                ________________

                            TO HOLDERS OF FARMER MAC
                             NON-VOTING COMMON STOCK


April 26, 1999

Dear Farmer Mac Stockholder:

      The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") is pleased to invite you to attend the 1999 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 3, 1999, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 22nd St., N.W., Washington, D.C. 20037.

      Although the type of stock you hold does not entitle you to vote at the meeting and, accordingly, NO PROXY IS REQUESTED, we hope you will be able to attend and suggest you read the enclosed Notice of Annual Meeting, Proxy Statement and Annual Report, which will provide you with information about your Corporation and the meeting. If you plan to attend the meeting, please advise Farmer Mac's Corporate Secretary at the above address.


                              Sincerely,





                              Eugene Branstool
                              Chairman of the Board

                   FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                              919 18th Street, N.W.
                                    Suite 200
                             Washington, D.C.  20006
                                ________________

                            TO HOLDERS OF FARMER MAC
                               VOTING COMMON STOCK


April 26, 1999

Dear Farmer Mac Stockholder:

      The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") is pleased to invite you to attend the 1999 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 3, 1999, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 22nd St., N.W., Washington, D.C. 20037. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

      We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac's 1998 Annual Report. Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation. Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.


                              Sincerely,





                              Eugene Branstool
                              Chairman of the Board

                   FEDERAL AGRICULTURAL MORTGAGE CORPORATION


                            NOTICE OF ANNUAL MEETING
                                                                  April 26, 1999

      Notice is hereby given that the 1999 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") will be held on Thursday, June 3, 1999, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 22nd St., N.W., Washington, D.C. 20037.

      As described in the attached Proxy Statement, the meeting will be held for the following purposes:

Item No. 1  to elect  ten  directors,  five of whom will be  elected  by Class A
            Stockholders,   and  five  of  whom  will  be  elected  by  Class  B
            Stockholders, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;
Item No. 2  to ratify the  selection by the Audit  Committee of Arthur  Andersen
            LLP  as the  Corporation's  independent  auditors  for  fiscal  year
            1999;

and to consider and act upon any other business that may properly be brought before the meeting or any adjournment thereof. Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

      Holders of record of the Corporation's Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 8, 1999 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

      For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation at the address indicated above, between the hours of 9:00 a.m. and 5:00 p.m. local time.

      Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears thereon and return it in the postpaid envelope. This will ensure the voting of your shares if you do not attend the meeting. Giving your proxy will not affect your right to vote your shares personally if you do attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

                              By order of the Board of Directors,



                              Michael T. Bennett
                              Corporate Secretary

                                Table of Contents


                                                                            Page
Voting Rights..............................................................1
Proxy Procedure............................................................2
Proxy Statement Proposals..................................................3
Board of Directors Meetings and Committees.................................3
Item No. 1:  Election of Directors.........................................4
Information about Nominees for Director....................................5
      Class A Nominees.....................................................5
      Class B Nominees.....................................................6
      Directors Appointed by the President of the United States............7
Stock Ownership of Directors and Executive Officers .......................8
Executive Officers........................................................10
Compensation of Directors and Executive Officers..........................11
  Compensation of Directors...............................................11
  Compensation of Executive Officers......................................11
      General.............................................................11
      Compensation Committee Report on Executive Compensation.............12
      Compensation Committee Interlocks and Insider Participation.........15
      Summary Compensation Table..........................................16
      Option Grants During 1998...........................................17
      Option Exercises and Year End Value.................................17
      Employment Agreements...............................................18
      Certain Relationships and Related Transactions......................18
      Performance Graph...................................................20
Stock Option Plans........................................................22
      Defined Contribution Pension Plan...................................23
      401(k) Savings Plan.................................................24
Item No. 2:  Selection of Independent Auditors............................24
Compliance with Section 16(a) of the Securities Exchange Act of 1934......25
Principal Stockholders of Voting Common Stock.............................26
Solicitation of Proxies...................................................27
Other Matters.............................................................27

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                              919 18th Street, N.W.
                                    Suite 200
                              Washington, D.C. 20006

                                 PROXY STATEMENT
                      For the Annual Meeting of Stockholders
                            to be held on June 3, 1999

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") of proxies from the holders of the Corporation's Class A Voting Common Stock and Class B Voting Common Stock (together, the "Voting Common Stock"). The proxies will be voted at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held on Thursday, June 3, 1999 at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 22nd St., N.W., Washington, D.C. 20037 and at any adjournments or postponements thereof. The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 26, 1999.

      The Board of Directors will present for a vote at the Meeting the election of ten members and the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation for fiscal year 1999. The Board is not aware of any other matter to be presented for a vote at the Meeting.

Voting Rights

      One of the purposes of the Meeting is to elect ten members to the Board of Directors. Title VIII of the Farm Credit Act of 1971, as amended (the "Act"), provides that Class A Voting Common Stock may be held only by banks, insurance companies and other financial entities that are not Farm Credit System institutions. Class B Voting Common Stock may be held only by Farm Credit System institutions. Holders of the Class A Voting Common Stock (the "Class A Holders") and holders of the Class B Voting Common Stock (the "Class B Holders") must each elect five members to the Board of Directors. The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.

      The Board of Directors has fixed April 8, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, there were issued and outstanding 1,025,680 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting. See "Principal Stockholders of Voting Common Stock."


      The holders of Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the Class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder's votes may be cast for a single candidate for director, or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders. With respect to any matter (other than the election of directors) submitted to a vote of the holders of Voting Common Stock, the Class A Holders and Class B Holders vote together as a single class.

      The presence, in person or by proxy, of the holders of at least a majority of the Corporation's outstanding Voting Common Stock is required to constitute a quorum at the Meeting.

Proxy Procedure

      Although many of Farmer Mac's stockholders are unable to attend the Meeting in person, they are afforded the right to vote by means of the proxy solicited by the Board of Directors. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. A stockholder may withhold a vote from one or more Nominees by writing the names of those Nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are given in writing, the stockholder's votes will then be cast evenly among the remaining Nominees for its class. The five Nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the Nominees becomes unavailable for election, votes will be cast by the Proxy Committee under the authority granted by the enclosed proxy for such substitute or other Nominee(s) as the Board of Directors may designate. If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five Nominees specified herein as Class A Nominees and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five Nominees specified herein as Class B Nominees.

      Shares of Voting Common Stock represented by proxies marked "Abstain" for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal. If a matter involves a vote for which a broker (or its nominee) may only vote a customer's shares in accordance with the customer's instructions, and if the broker (or its nominee) does not vote such shares due to the lack of such instructions, the votes represented by such shares and delivered to the Corporation ("broker non-votes") will be counted as shares present at the Meeting for purposes of determining whether a quorum is present but will not be voted for or against such proposal. Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors). Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

      Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.


      The Proxy Committee, composed of three executive officers of the Corporation, H.D. Edelman, M.T. Bennett and T.R. Clark, will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders. As authorized by the proxies, the Proxy Committee will also vote the shares represented thereby on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

      Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Secretary of the Corporation in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Michael T. Bennett, Secretary, Federal Agricultural Mortgage Corporation, 919 18th Street, N.W., Suite 200, Washington, D.C. 20006.

Proxy Statement Proposals

      Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors. In addition, the Audit Committee's selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation's By-Laws. The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting. In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by stockholders.

      Proposals of stockholders to be presented at the 1999 Annual Meeting of Stockholders were required to be received by the Secretary of the Corporation prior to December 31, 1998 for inclusion in this Proxy Statement and the accompanying proxy. No such proposals have been received and the Board of Directors knows of no other matters to be presented for action at the Meeting. If any other matters should properly be brought before the Meeting or any adjournment thereof, the Proxy Committee intends to vote such proxy in accord with its members' best judgment.

      If any stockholder intends to present a proposal for consideration at the Corporation's 2000 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Corporation prior to December 31, 1999 to be eligible for inclusion in the 2000 Proxy Statement. In addition, if any stockholder notifies the Corporation after March 12, 2000 of an intent to present a proposal at the Corporation's 2000 Annual Meeting of Stockholders, the Corporation's proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Board of Directors Meetings and Committees

      The Board of Directors conducted a total of six regular meetings since the last annual meeting in June 1998. Each of the members of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees of which they were members since the last annual meeting.

      The Board has used a number of committees to assist it in the performance of its duties. The committees currently consist of the following: Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Nominating Committee, Program Development Committee and Public Policy Committee. Each director serves on at least one committee. See "Class A Nominees," "Class B Nominees" and "Directors Appointed by the President of the United States" for information regarding the committees on which directors serve. See "Item No. 1:
Election of Directors," "Compensation of Directors and Executive Officers" and "Item No. 2: Selection of Independent Auditors" for information concerning the Nominating Committee, the Compensation Committee and the Audit Committee, respectively.


Item No. 1:  Election of Directors

      At the Meeting, ten directors will be elected. The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders. All of the Class A Nominees and four of the Class B Nominees currently are members of the Board of Directors. The directors elected by the Class A Holders and the Class B Holders will hold office until the next annual meeting of the stockholders of the Corporation, or until their respective successors have been duly elected and qualified.

      The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the "Appointed Members"). The Board of Directors, after the election at the Meeting, will consist of the Appointed Members named under "Directors Appointed by the President of the United States" below and the ten members who are elected by the holders of Voting Common Stock. The Appointed Members serve at the pleasure of the President of the United States.

      In order to facilitate the selection of director nominees, the Board of Directors utilizes a nominating committee consisting of two directors from each of the Board's three constituent groups. The members of the Nominating Committee are: Appointed Members Messrs. Branstool and Southern; Class A directors Messrs. Hemingway and Nolan; and Class B directors Messrs. Graff and McCarthy. The
Nominating Committee met five times since the last annual meeting. The Nominating Committee recommended five individuals to be considered for election as Class A Nominees and five individuals to be considered for election as Class B Nominees and the Board of Directors has approved these recommendations. The individuals recommended by the Nominating Committee are referred to collectively as the "Nominees." The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified.

      For the 2000 Annual Meeting of Stockholders, the Nominating Committee will consider nominees recommended by holders of Class A or Class B Voting Common Stock, who may submit such recommendations by letter to the Secretary of Farmer Mac.

      If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director at the date of the Meeting or at any adjournment(s) thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other Nominee(s) as the Board of Directors may designate. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.


Information about Nominees for Director

Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted.

Class A Nominees

W. David Hemingway, 51, has been a member of the Board of Directors of the Corporation since June 13, 1996, and is a member of the Compensation Committee and the Nominating Committee. He has been Executive Vice President and Senior Investment Officer of the Investment Division of Zions First National Bank, Salt Lake City, Utah, since 1984, having previously held various positions within the investment division, which he assisted in organizing in 1975. In early 1998, he was also elected Executive Vice President of Zions Bancorporation, the holding company for Zions First National Bank. Mr. Hemingway has held numerous positions within the State of Utah, having served as a member of the Great Salt Lake Development Authority and the Utah State Money Management Council, of which he served as chairman in 1991. He also served as chairman of the Utah Bankers Association in 1995.

Mitchell A. Johnson, 57, has been a member of the Board of Directors of the Corporation since June 12, 1997, and serves as chairman of the Finance Committee. He is President of MAJ Capital Management, Inc., an investment management firm which he founded in 1994 following his retirement from the Student Loan Marketing Association (Sallie Mae), the nation's largest provider of college education financing. During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. Mr. Johnson is a director of Whitestone Capital Group, Inc., the holding company for Whitestone Capital Markets, a consulting firm. He also serves as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks, and is a trustee of Citizens Funds Trust, a mutual fund company based in Portsmouth, New Hampshire. He was the first President and one of the founding members of the Washington Association of Money Managers and was a trustee of the District of Columbia Retirement Board, among other community activities.

Robert J. Mulder, 55, has been a member of the Board of Directors of the Corporation since June 13, 1996, and is a member of the Audit Committee. He is President and Chief Executive Officer of Feather River State Bank, Yuba City, California, where he has held various positions within the Bank since 1980, and is President and Chief Executive Officer of California Independent Bancorp, the bank's holding company. Mr. Mulder is president-elect of the California Bankers Council of the Independent Bankers Association of America (IBAA).

David J. Nolan, 74, has been a member of the Board of Directors of the Corporation since June 13, 1996, and serves as chairman of the Program Development Committee and is a member of the Executive Committee and the Nominating Committee. He had been President, Chief Executive Officer and Chairman of the Board of Directors of Central National Bank, Canajoharie, New York, from 1981 until his retirement in 1994, and currently serves as a member of the Bank's Board of Directors and as a member of the Bank's Loan Committee and its Trust and Investment Committee. Mr. Nolan is a former New York State Director of the U.S. Department of Agriculture's Farmers Home Administration. He served as a member of the Executive Committee of the Agricultural Bankers Division of the American Bankers Association from 1988 to 1992. Mr. Nolan was a member of the Farmer Mac Credit Underwriting Standards Task Force in 1989.


Peter T. Paul, 55, has been a member of the Board of Directors of the Corporation since June 4, 1998 and is a member of the Finance Committee. He is the President and Chief Executive Officer of Headlands Mortgage Company, a former publicly held mortgage banking company based in Larkspur, California, which recently became a wholly owned subsidiary of GreenPoint Financial Corp., a national specialty home finance company. Headlands, which was founded by Mr. Paul in 1986, is a nationwide mortgage banking company specializing in originating, selling, securitizing and servicing residential mortgage loan products for primarily high credit quality borrowers. Following the acquisition of Headlands by GreenPoint, Mr. Paul was appointed Vice Chairman of the Board of Directors of GreenPoint. Prior to founding Headlands, Mr. Paul was Vice President of United Century Mortgage in California and was responsible for wholesale mortgage lending in several western states. Mr. Paul has worked in the mortgage banking industry for over 25 years and has substantial secondary mortgage market experience, having held positions in the Secondary Mortgage Marketing Departments of Ticor and IMI, mortgage insurance companies, and as a Ginnie Mae salesman. Mr. Paul is a Director of the California Mortgage Bankers Association.

Class B Nominees

Kenneth E. Graff, 52, has been a member of the Board of Directors of the Corporation since June 12, 1997, and is a member of the Program Development Committee and the Nominating Committee. He has served in the dual capacity as President of the Central Coast Federal Land Bank Association, FLCA and the Central Coast Production Credit Association (both located in Arroyo Grande, California) since late 1987. Mr. Graff was previously employed by the Farm Credit Banks of Sacramento in various capacities from 1976 to 1987, most recently as Senior Vice President. From March 1989 until June 1991, Mr. Graff served as a Class B member of the Farmer Mac Board of Directors.

James A. McCarthy, 69, has been a member of the Board of Directors of the Corporation since June 9, 1994, and is a member of the Executive Committee, the Compensation Committee and the Nominating Committee. He is a cotton, grain and sugarcane farmer in Rio Hondo, Texas. Mr. McCarthy is a member of the Board of Directors of the Farm Credit Bank of Texas and was recently elected to his second annual term as Chairman. He is a member of Agriculture Co-Op Development International and has served as a member of the National Commission on Agricultural Finance, the Advisory Board of the Federal Intermediate Credit Bank of Texas and the Board of Directors of the Production Credit Association of South Texas. Mr. McCarthy also serves as an officer and director of several closely held companies engaged in construction, farming, shipping and land acquisition and development.

John G. Nelson III, 49, has been a member of the Board of Directors of the Corporation since June 13, 1996, and is a member of the Finance Committee. He is the owner and manager of a grain farm in Reardan, Washington. Mr. Nelson is a member of the Farm Bureau, the Washington Wheat Growers and Northwest Farm Credit Services, ACA, as well as several other agricultural organizations. Since 1994, Mr. Nelson has served as a director of AgAmerica, FCB, Spokane, Washington and was recently elected its Chairman. He also has served as a director of Northwest Farm Credit Services, ACA, and its predecessor PCA.


John Dan Raines, 55, has been a member of the Board of Directors of the Corporation since June 18, 1992, and is a member of the Program Development Committee. He is the owner and operator of Georgia Produce Exchange, Inc., a fresh vegetable sales firm, and Raines Insurance Agency, Inc., a general insurance agency. From 1986 to 1990, Mr. Raines was a member of the Board of Directors of South Atlantic Production Credit Association, and served as its Chairman in 1989 and 1990. Since 1990, Mr. Raines has served as a member of the Board of Directors of AgFirst Farm Credit Bank, Columbia, South Carolina. He also has served since 1981 as a member of the Board of Directors of South Central Farm Credit, ACA, and its predecessor Farm Credit System institution.

Donald W. Winters, 49, has served as President and Chief Executive Officer of Farm Credit Services of Mid-America, Louisville, Kentucky, since 1989. From 1986 to 1989, he was Senior Vice President - Corporate Services of Farm Credit Services of Mid-America. Mr. Winters was previously employed by the Farm Credit Banks of Louisville, Kentucky, in various capacities from 1972 to 1986, most recently as Director of Property Management.

Directors Appointed by the President of the United States

Charles Eugene Branstool, 62, has been a member of the Board of Directors of the Corporation and has served as its Chairman since May 26, 1995. He also serves as Chairman of the Executive Committee, the Compensation Committee and the Nominating Committee and is a member of the Public Policy Committee. His appointment to the Board was confirmed by the United States Senate on May 23, 1995. Mr. Branstool has been a self-employed farmer in Utica, Ohio since 1962. During the period from April 1993 through December 1993, Mr. Branstool served as the Assistant Secretary for Marketing and Inspection Services of the U.S. Department of Agriculture (USDA). Prior to serving with USDA, Mr. Branstool was State Chairman of the Ohio Democratic Party from January 1991 through April
1993. He also served in the Ohio House of Representatives from January 1975 through December 1982, and as a State Senator from January 1983 through December 1990. Mr. Branstool currently serves as Chairman of the Board of Trustees of the Ohio State University, Newark, Ohio campus.

Lowell L. Junkins, 54, has been a member of the Board of Directors of the Corporation since June 13, 1996, and serves as chairman of the Public Policy Committee and is a member of the Audit Committee. He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997. From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972. Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa.


Marilyn Peters, 69, has been a member of the Board of Directors of the Corporation since October 12, 1994, and is a member of the Program Development Committee and the Public Policy Committee. Her appointment to the Board was confirmed by the United States Senate on October 4, 1994. Mrs. Peters and her husband own farm and ranch land in Marshall County, South Dakota, used for the production of grain crops and cattle. Mrs. Peters is a former teacher and a past member of the Britton Public School Board. She formerly served on the South Dakota Council on Vocational Education, the South Dakota Private Industry Council and the South Dakota Professional Administrators Practices and Standards Commission, positions to which she was appointed by the Governor of South Dakota. She also served as a member of the National Association of State Councils on Vocational Education, representing the interest of the agricultural community in the work of the association. Mrs. Peters currently serves on the board of directors of South Dakota Rural Enterprise, Inc., a statewide private, not-for-profit corporation serving as a financial intermediary for rural economic development.

Gordon Clyde Southern, 72, has been a member of the Board of Directors of the Corporation since March 2, 1989, and has served as its Vice Chairman since August 1994. He also is a member of the Public Policy Committee, the Compensation Committee, the Finance Committee and the Nominating Committee. His appointment to the Board was confirmed by the United States Senate on September 30, 1988. Mr. Southern has been a farmer and President of the Southern Farm Co., Inc. in Steele, Missouri since 1954. He serves as Chairman of the Bootheel Resources Conservation and Development Council and as a member of the Executive Council of the University of Missouri Delta Experiment Station, and is a member of the Lower Mississippi River Valley Flood Control Association. He has served as Presiding Commissioner of Pemiscot County and as Chairman of the Pemiscot County Port Authority. He is currently serving as President of the Pemiscot County Farm Bureau Federation.

Clyde A. Wheeler, Jr., 78, has been a member of the Board of Directors of the Corporation since October 12, 1994, and is a member of the Public Policy
Committee and the Compensation Committee. His appointment to the Board was confirmed by the United States Senate on October 4, 1994. Mr. Wheeler, a self-employed farmer and rancher, owns and operates with his son the Clear Creek Ranch, a cattle and hay operation in Laverne, Oklahoma. He served as an administrative assistant to an Oklahoma Congressman in 1951, then as a special assistant to former Secretary of Agriculture Ezra Taft Benson and then as a staff assistant to President Eisenhower. In 1960, Mr. Wheeler was declared the victor in Oklahoma's Sixth District Congressional race, but in December of that year was counted out by 76 votes in a special recount. Following his public service career, he spent the next 24 years with Sun Company, Inc. (and its predecessor companies), most recently as corporate Vice President upon his retirement in 1984.


      In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Stock Ownership of Directors and Executive Officers

      As of the record date, April 8, 1999, the following members of the Board of Directors, Nominees for election as directors and executive officers of the Corporation might be deemed to be "beneficial owners" of equity securities of the Corporation, as defined by the rules of the Securities and Exchange Commission; those members, Nominees and executive officers not listed below would not be deemed to be beneficial owners, since they do not own any equity securities of the Corporation. The Corporation's Voting Common Stock may be held only by financial institutions and Farm Credit System institutions, and may not be held by individuals. Thus, no executive officer owns, directly or indirectly, any shares of any class of the Corporation's Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions; consequently, they may not own Voting Common Stock of the Corporation directly or indirectly. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5% or more of the Voting Common Stock of the Corporation, see "Principal Stockholders of Voting Common Stock."


                                                 Voting Common Stock                Non-Voting Common Stock1
                                              Class A            Percent             Class C         Percent

 Michael T. Bennett                            ------               ------              35,949          1.2%
 Charles Eugene Branstool                      ------               ------               3,479            *
 Thomas R. Clark                               ------               ------              43,537          1.4%
 Nancy E. Corsiglia                            ------               ------              44,917          1.5%
 Christopher A. Dunn                           ------               ------              34,349          1.1%
 Henry D. Edelman                              ------               ------             109,925          3.6%
 Kenneth E. Graff                              ------               ------               3,333            *
 W. David Hemingway2                          322,100               31.4%              504,664         16.3%
 Mitchell A. Johnson                           ------               ------               6,105            *
 Lowell L. Junkins                             ------               ------               3,333            *
 James A. McCarthy                             ------               ------               3,387            *
 Robert J. Mulder                              ------               ------               3,396            *
 John G. Nelson, III                           ------               ------               3,370            *
 David J. Nolan                                ------               ------               3,450            *
 Peter T. Paul                                 ------               ------               1,333            *
 Marilyn Peters                                ------               ------               3,370            *
 John Dan Raines                               ------               ------               3,333            *
 Darryl W. Rhodes3                             ------               ------               3,387            *
 Tom D. Stenson                                ------               ------               4,610            *
 Gordon Clyde Southern                         ------               ------               3,634            *
 Clyde A. Wheeler                              ------               ------               3,460            *
 All directors and executive officers
 as a group                                   322,100               31.4%              826,321         26.7%



*     Less than 1%

1 Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of stock options as follows: Mr. Edelman, 103,521 shares; Mr. Bennett, 35,377 shares; Mr. Clark, 41,877 shares; Ms. Corsiglia, 42,854 shares; Mr. Dunn, 32,378 shares; Mr. Stenson, 3,966 shares; each of the members of the Board of Directors other than Mr. Paul, 3,333 shares; Mr. Paul, 1,333 shares; and all directors and executive officers as a group, 307,968 shares. See "Stock Option Plans" below.

2      As Senior Investment Officer of Zions First National Bank, Mr. Hemingway
may be deemed to be the beneficial owner of the 322,100 shares of Class A Voting Common Stock owned by Zions First National Bank. As Executive Vice President of Zions Bancorporation, the holding company for Zions First National Bank, Mr. Hemingway may be deemed to be the beneficial of the 500,100 shares of Class C Non-Voting Common Stock owned by the holding company. Mr. Hemingway disclaims beneficial ownership of the 322,100 shares of Class A Stock and the 500,100 shares of Class C Stock owned by the Bank and the holding company, respectively. Of the 4,564 shares of Class C Non-Voting Common Stock attributed to Mr. Hemingway, 273 shares are owned by his two sons.

3      Not a nominee for re-election.



Executive Officers

         The following table sets forth the names and ages of the current executive officers of Farmer Mac and the principal positions held with the Corporation by such executive officers.

Name                   Age    Capacity in which Served and Five-Year History

Henry D. Edelman        50   President  and  Chief  Executive  Officer  of  the
                             Corporation  since  June 1, 1989.  From November
                             1986 until he joined Farmer Mac, Mr. Edelman was First Vice President for Federal Government
                             Finance of PaineWebber  Incorporated,  New York,
                             New York.  Previously, Mr.  Edelman was Vice
                             President for  Government  Finance at Citibank
                             N.A.,  New York, New York and  Director  of
                             Financing, Investments and Capital Planning at General Motors Corporation in New York,
                             New York, where he served in various capacities on the Legal Staff and Financial Staff for ten years.

Michael T. Bennett      41   Vice  President - General  Counsel  and  Secretary
                             of the  Corporation  since  November 1, 1991. From
                             1983 until he joined Farmer Mac, Mr. Bennett was an associate in the Washington, D.C. office of the New York-based law firm of Brown & Wood.

Thomas R. Clark         51   Vice President - Corporate  Relations of the
                             Corporation  since June 26,  1989.  From 1987
                             until joining Farmer Mac, Mr. Clark was Minority
                             Counsel to the U.S.  Senate  Committee on
                             Agriculture,  Nutrition and Forestry.  From 1984
                             until 1987, he was Deputy  Director of the Fruit
                             and  Vegetable  Division,   Agricultural
                             Marketing  Service,  U.S.  Department  of
                             Agriculture.

Nancy E. Corsiglia      43   Vice President - Business  Development of the
                             Corporation  since June 1,  1989,  Treasurer since
                             December 8, 1989 and Chief Financial Officer since May 13, 1993. From 1988 until she joined
                             Farmer Mac, Ms. Corsiglia was Vice President for
                             Federal  Government  Finance at PaineWebber
                             Incorporated,  New York,  New York.  From 1984 to
                             1988, she served as a Senior Financial Analyst and a Manager on the Financial Staff of General Motors
                             Corporation,  New York, New York.

Christopher A. Dunn     41   Vice President - Mortgage-Backed  Securities of
                             the Corporation  since April 5,  1993. From 1991
                             until  he  joined   Farmer  Mac,  Mr.  Dunn  was a
                             Senior   Manager  in  the  Asset Securitization
                             Group at KPMG Peat  Marwick LLP,  Washington, D.C.
                             From 1988 to 1991,  he was a  Manager--Structured
                             Finance  of the  Federal  Home  Loan  Mortgage
                             Corporation (Freddie Mac).

Tom D. Stenson          48   Vice President - Agricultural Finance of the
                             Corporation  since August-7, 1997. From November
                             1996 until August 7, 1997, Mr.Stenson was Director
                             Agricultural  Finance of the  Corporation.  From
                             1993 until joining Farmer Mac in 1996, he was Vice
                             President - Agribusiness  for ValliWide Bank, a
                             "super-community" bank in the San Joaquin Valley of California.

Compensation of Directors and Executive Officers

     The Compensation Committee determines, subject to ratification by the Board of Directors, the salaries, benefit plans and other compensation of directors and officers of the Corporation. The current members of that committee are Messrs. Branstool (Chairman), Southern, Hemingway, McCarthy and Wheeler. No member of the Committee is an officer or employee of the Corporation. Since the last annual meeting, the Compensation Committee has met four times.

Compensation of Directors

     The directors are required to spend a considerable amount of time preparing for, as well as participating in, Board and Committee meetings. In addition, they are often called upon for their counsel between meeting dates. For those services, they receive the following compensation: (a) all members of the Board of Directors receive an annual retainer of $10,000, except the Chairman who receives a $15,000 annual retainer; (b) each director receives $500 per day, plus expenses, for each meeting of the Board and each Committee meeting (if on a day other than that of the Board meeting) attended; and (c) with the prior approval of the President, members of the Board are compensated at the same daily rate for certain other meetings and conferences of borrowers, lenders or other groups interested in the Farmer Mac program in which they participate. The total compensation received by all members of the Board of Directors in 1998 was approximately $218,000. Under the 1997 incentive plan, each director is granted options annually to purchase 2,000 shares of Class C Non-Voting Common Stock, with each such grant to occur on the date of each Annual Meeting of Stockholders and with the option price to be determined as of such date. See "Compensation of Executive Officers-Stock Option Plans - 1997 Plan."

Compensation of Executive Officers

General

     This section includes: (i) a report from the Compensation Committee of the Board of Directors on executive compensation; (ii) a discussion of compensation committee interlocks and insider participation in Farmer Mac transactions; (iii) a summary description in tabular form of executive compensation; (iv) a summary of aggregate option holdings; (v) a description of the executive officers' employment agreements; (vi) a discussion of certain relationships and related transactions with directors; (vii) a comparison of stock performance to market indices; and (viii) a description of the Corporation's benefit plans, including the pension and stock option plans.

     Notwithstanding anything to the contrary set forth in any of Farmer Mac's documents with respect to the offer or sale of securities ("Offering Circular") or any previous corporate filings under the Securities Act of 1933 or Securities Exchange Act of 1934, neither the Compensation Committee Report on Executive
Compensation nor the Performance Graph shall be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Farmer Mac specifically incorporates such information by reference, and shall not otherwise be deemed tohave been or to be filed under such Acts.

Compensation Committee Report on Executive Compensation

     Farmer Mac's Compensation Policies. Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages that would increase the availability of credit for agricultural producers, provide greater liquidity and lending capacity for agricultural lenders and facilitate intermediate- and long-term agricultural funding. Farmer Mac's charter, particularly as revised in 1996, casts it in the mold of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), which, over the past 20 years, have established a mature secondary market for housing mortgages. From the outset, Farmer Mac's Board of Directors and its Compensation Committee recognized that the accomplishment of Farmer Mac's mission would require that it attract, retain and motivate highly qualified personnel capable of addressing the formidable tasks necessary to develop and operate a secondary market where none had previously existed, and to persevere in their efforts through what would likely be a number of difficult and uncertain years. The Board and the Committee believe that approach continues to be sound, inasmuch as the Corporation must compete in the general market for the services of individuals with the education, experience and prior achievements necessary to enhance the financial results and safety and soundness of Farmer Mac's expanding and increasingly complex operations. Accordingly, the Board and the Committee have undertaken to compensate those employees in a reasonable manner consistent with compensation for executives in other comparable businesses that involve similar duties and responsibilities, while recognizing that the Corporation would have to set special objectives as it progressed through developmental stages, whereby management would focus on long-term structural, pricing and capital objectives, balanced with near-term operating results.

     Method of Determining Management Compensation Historically. The solution initially devised by Farmer Mac's Board of Directors and Compensation Committee in connection with the hiring of the Chief Executive Officer ("CEO") and other senior members of management beginning in June 1989, was to adopt an approach to executive compensation that relied upon both subjective (qualitative) and objective (quantitative) evaluation criteria. That approach measured performance primarily on the basis of management's accomplishments in implementing business strategies designed to achieve the annual and long-term objectives defined in the Corporation's annual business plan, as approved each year by the Board of Directors. Historically, those criteria had related to efficient pricing of Farmer Mac guaranteed securities and expansion of the pooler and seller networks. In 1995, recognizing the urgent need for legislative changes to Farmer Mac's charter and for business volume under a revised charter, the Board and management established objectives for the 1995-96 business planning year (June 1, 1995 to May 31, 1996) that included important legislative revisions to its charter, to improve the Corporation's viability. Those legislative objectives were accomplished in early 1996, and the Corporation's criteria for measurement of the performance of management in subsequent business planning years have focused more on profitability, volume and quality control, consistent with Farmer Mac's business potential under its revised charter.

     Since 1995, as part of its ongoing efforts to evaluate its approach and further refine the Corporation's compensation practices, the Compensation Committee has employed the services of a nationally recognized independent compensation consulting firm. With significant input and assistance from its independent consultant, the Committee has worked to refine the Corporation's policies relating to executive compensation. Those efforts culminated in the adoption of: (i) a new system for comparative and competitive evaluation of base salaries; (ii) a new approach to incentive compensation, including annual cash and long-term non-cash components; and (iii) a management performance evaluation form that has resulted in more quantitative measurement of management's performance against the achievement of business plan objectives.

     Each year, the Corporation's independent compensation consultant reviews the Corporation's compensation practices and establishes an estimated range of competitive compensation opportunities for the Corporation's senior management to ensure that the Corporation's compensation structure is sufficiently competitive to attract and retain highly qualified executives. The independent consultant's competitive review and analysis of executive pay practices has historically been based on a compilation of competitive compensation information from published surveys in the banking and financial services industry, adjusted to reflect the Corporation's size and other attributes (the "Competitive Data"). On the basis of that comparative review and other related analyses, the Committee selects the range of, and target amounts for, total compensation as well as for each of the three components of compensation - salary, annual cash and long-term non-cash incentive - and then makes recommendations to the full Board as to the actual levels of compensation to be awarded. The incentive portions of the compensation package vary to reflect corporate performance, which is measured against business plan objectives and results. In measuring the achievement of those objectives and results, the Committee applies both objective and subjective criteria, as established by the Board and management in the business plan. For the 1997-98 business planning year (June 1, 1997 to May 31, 1998), three critical objectives were established, focusing on profitability, volume and quality control: continue to improve operating results; optimize internal operations with the evolution of the Corporation's business; and maintain effective government, public and investor relations.

     Method of Determining Management Compensation for the 1997-98 Business Planning Year. The Corporation's procedures for determining management compensation have been consistent from year to year. In April and May of each year, towards the end of the Corporation's 12-month business plan cycle ("business planning year"), the Compensation Committee, composed entirely of outside directors (as is the entire Board) and including the Chairman of the Board, reviews management's performance against business plan objectives, taking into account the business conditions that prevailed during the preceding business planning year.

     Detailed written performance evaluations are made of the members of senior management other than the CEO, distributed to the Compensation Committee members in advance, and discussed among the members in executive session. The CEO participates in the evaluation of each other senior member of management, but not in his own. As a benchmark for compensation decisions, the Compensation Committee compares the salary and annual and long-term incentive compensation of the Corporation's CEO and other members of senior management with the corresponding range of compensation in the Competitive Data. This comparison is made on both an annual and a multi-year basis, in order to take into account pay levels and rates of increase at Farmer Mac and similar companies.

     The Compensation Committee considers the performance and total compensation of the CEO in executive session without the CEO present, prepares a detailed written performance evaluation of the CEO and then includes the CEO in its consideration of the performance and total compensation of each of the other members of senior management. Based on those deliberations and input provided by the independent compensation consultant, the Compensation Committee makes recommendations consistent with the Corporation's compensation policies, the terms of the contracts under which the CEO and other senior management are employed, and its ability to attract and retain a management team with the skills and talent necessary to achieve the Corporation's mission.

     The Compensation Committee evaluated the performance of senior management for the 1997-98 business planning year by reviewing the contribution of each individual to the accomplishment of the strategies and objectives under the 1997-98 business plan. The Committee also evaluated the Corporation's non-financial achievements during the business planning year, recognizing that a significant aspect of the continuing development of Farmer Mac involved the establishment of programs and products that facilitate participation by sellers and provide effective access to the secondary market for stockholders who are originators or purchasers of qualified loans. In that regard, the Compensation Committee considered the significant business accomplishments and financial results achieved during the 1997-98 business planning year, including the six-fold increase in fiscal year net income for 1997 compared to 1996. The Committee also recognized other important business accomplishments during the planning year, including: expanding the number and diversity of participants in the Farmer Mac cash window for the purchase of agricultural mortgages; increasing the profitability of its loan securitizations; limiting expenses through cost control measures; maximizing revenue through sophisticated investment techniques; and broadening and diversifying the Corporation's stockholder base through an additional equity offering in late 1997. All of these factors were weighed carefully, with particular weight accorded to profitability and the stock offering. On that basis, the Compensation Committee recommended, and the Board approved, the compensation to senior management disclosed herein.

     The proportion of the total compensation package representing incentive compensation (annual cash and long-term non cash incentive compensation) for the 1997-98 business planning year was 77% for the CEO and ranged between 53% and 67% for other members of senior management. In accordance with the recommendation of the Compensation Committee with the concurrence of Towers Perrin, the Corporation's independent compensation consultant for the 1997-98 business planning year, annual incentive compensation awards otherwise payable in cash to members of senior management were instead paid in a 50%-50% combination of restricted stock and stock options; accordingly, long-term incentive compensation represented 100% of the total incentive compensation package for the 1997-98 business planning year. The basis for determining incentive compensation was the Compensation Committee's evaluation of each individual's contribution to the achievement of the business and financial accomplishments of the 1997-98 planning year, as well as an evaluation of each individual's performance, based on subjective standards including professional competence, motivation and effectiveness in implementing the strategies that led to the achievement of the business plan objectives.

     Basis for Determining Chief Executive Officer's Compensation. For the 1997-98 business planning year, Mr. Edelman received a base salary of $327,600 and was awarded incentive compensation with a total estimated value of approximately $1.1 million. With respect to the incentive compensation component of Mr. Edelman's total compensation, he received options to purchase 19,652 shares of Farmer Mac Class C Non-Voting Common Stock (one-third of the options, valued at $308,143 as of the grant date, vested immediately upon grant; one-third vest on May 31, 1999; and one-third vest on May 31, 2000) and 2,747 shares of restricted stock, vesting on May 31, 1999.

     The Compensation Committee members believe that both the design of Farmer Mac's compensation structure, as maintained with the assistance of its outside compensation consultant, and the actual total compensation levels, as described herein, reflect careful consideration of what was reasonable and fair, in light of the Corporation's performance, from both management and stockholder perspectives.

                                            Compensation Committee

                                            C. Eugene Branstool, Chairman
                                            W. David Hemingway
                                            James A. McCarthy
                                            G. Clyde Southern
                                            Clyde A. Wheeler

Compensation Committee Interlocks and Insider Participation

     Directors Branstool, Hemingway, McCarthy, Southern and Wheeler comprise the Corporation's Compensation Committee. None of these directors is or has been an officer or employee of the Corporation.

     Director Hemingway, a Class A director, is Executive Vice President of the Investment Division of Zions First National Bank ("Zions"), the owner of 322,100 shares (or 31.4%) of Farmer Mac's Class A Voting Common Stock. He also is Executive Vice President of Zions Bancorporation, the holding company for Zions and the owner of 500,100 shares (or 16.3%) of Farmer Mac's Class C Non-Voting Common Stock. Zions is an active participant in both the Farmer Mac I and II programs. Zions has entered into contracts with Farmer Mac pursuant to which Zions provides central servicing and loan review and underwriting services to Farmer Mac with respect to certain Qualified Loans, including (with respect to central servicing) those sold by Zions to Farmer Mac under the Farmer Mac I program. During 1998, Zions received approximately $172,275 in servicing fees and approximately $240,431 in loan review and underwriting fees under those contracts. In addition, in 1998, Zions acted as agent with respect to the sale of $15,000,000 of Farmer Mac's medium-term notes, in connection with which it received fees of $30,000; acted as dealer with respect to the sale of $1,261,100,000 of Farmer Mac's discount notes, in connection with which it received commissions of $630,550; entered into interest rate swap agreements with Farmer Mac having a principal amount of $116,583,503 with respect to certain Qualified Loans it sells to Farmer Mac under the Farmer Mac I program; and is an active participant in the Farmer Mac II program. See "Certain Relationships and Related Transactions" for additional quantitative information about Zions' participation in the Farmer Mac I and II programs.


Summary Compensation Table

     The following table sets forth certain information for each of the last three fiscal years with respect to the compensation awarded to, earned by, or paid to Farmer Mac's Chief Executive Officer and each of Farmer Mac's four other most highly compensated executive officers for the fiscal year ended December 31, 1998.






                                                          Long -Term
                                                         Compensation
                                                            Awards
                                                      -------------------
                                                              Restricted     Securities
                              Fiscal  Annual Compensation($)    Stock        Underlying      All Other
 Name and Principal Position   Year    Salary     Bonus        Awards($)       Options     Compensation($)4

 -------------------------   ------- ---------- --------      ---------      ---------     -------------
 Henry D. Edelman,             1998    358,435      ---         164,820        19,652         36,298
   President and               1997    344,530    108,535                      10,639         36,548
     Chief Executive           1996    309,019     48,000                      39,780         33,193
 Officer

 Michael T. Bennett,           1998    198,876      ---          34,320         3,872         30,633
   Vice President,             1997    197,946     25,200                       2,879         30,541
     General Counsel and       1996    181,843      9,000                      14,916         28,630
 Secretary

 Thomas R. Clark,              1998    198,555      ---          45,900          5,040        31,811
   Vice President,             1997    197,644     34,244                        2,938        31,490
     Corporate Relations       1996    181,451     14,100                       15,579        29,370

 Nancy E. Corsiglia,           1998    198,555      ---          60,720          6,210        29,913
   Vice President,             1997    197,644     43,245                        3,465        30,084
 Business
      Development,             1996    181,451     13,800                       15,249        28,106
 Treas. and CFO

 Christopher A. Dunn,          1998    192,581      ---          58,500          5,967        30,304
   Vice President,             1997    191,677     44,444                        3,387        30,133
     Mortgage-Backed           1996    175,861     12,075                       20,013        28,222
 Securities


 4 Includes contributions to the defined contribution plan in the amount of $26,341 for 1998 on behalf of each of the officers named in the table, as well as disability and life insurance premium payments paid on behalf of the officers. See "Defined Contribution Pension Plan" and "Employment Agreements."





Option Grants During 1998

      The table below sets forth, as to each of the named executive officers, the following information with respect to option grants during 1998 and the potential realizable value of such option grants: (i) the number of shares of Class C Non-Voting Common Stock underlying options granted during 1998; (ii) the percentage that such options represent of all options granted to employees during that year; (iii) the exercise price; (iv) the expiration date; and (v) the present value, as of the grant date, of the options under the option pricing model discussed below.




                                 % of Total
                                  Options
                    Number of    Granted to                              Hypothetical
                     Options     Employees   Exercise Price  Expiration    Value at
       Name          Granted5     in Year       ($/Share)       Date      Grant Date6
--------------------------------------------------------------------------------------
 Henry D. Edelman     19,652        37.40          60.00        6/4/08      $924,430
 Michael T. Bennett    3,872         7.37          60.00        6/4/08       182,139
 Thomas R. Clark       5,040         9.59          60.00        6/4/08       237,082
 Nancy E. Corsiglia    6,210        11.82          60.00        6/4/08       292,118
 Christopher A.Dunn    5,967        11.36          60.00        6/4/08       280,688



Option Exercises and Year End Value

      The following table sets forth certain information relating to stock options exercised during 1998 by, and the number and value of unexercised stock options previously granted to, the individuals named in the Summary Compensation Table.




                                                Number of
                                                Securities
                                                Underlying        Value of Unexercised
                                            Unexercised Options   In-the-Money Options
                                                at Year-End         at Year-End7
                   SharesAcquired   Value      Exercisable/         Exercisable/
      Name          On Exercise   Realized    Unexercisable        Unexercisable

-----------------------------------------------------------------------------------
 Henry D. Edelman         --         --      93,423  / 16,648    $2,397,690  / $5,764
 Michael T. Bennett     5,000     $250,950   33,126  /  3,541       897,886  /  1,560
 Thomas R. Clark          --         --      39,217  /  4,340     1,070,168  /  1,593
 Nancy E. Corsiglia       --         --      39,629  /  5,295     1,061,087  /  1,877
 Christopher A. Dunn      --         --      29,260  /  5,107       741,875  /  1,835





5 Options granted in 1998 became exercisable in stages, with one-third having vested on June 4, 1998, and one-third of the remainder vesting on each of May 31, 1999 and May 31, 2000.

6 The hypothetical value at grant date of options granted during 1998 has been estimated on the date of the grant using the Black Scholes option pricing model with the following assumptions: a dividend yield of 0.0%; an expected volatility of 66.9%; a risk free interest rate of 5.6%; and an expected life of 5 years.

7 For purposes of this calculation, the value of the unexercised options is determined by multiplying the number of options by the difference between the exercise price and the closing price for the Class C Non-Voting Common Stock on December 31, 1998.






                              Employment Agreements

      The Corporation has entered into employment agreements (the "Agreements") with the members of senior management ("officers") in order to provide them with a reasonable level of job security, while limiting the Corporation's ultimate financial exposure. Significant terms of the Agreements address each officer's scope of authority and employment, base salary and incentive compensation (shown as "bonus" in the Summary Compensation Table), benefits, conditions of employment, termination of employment and the term of employment. Although the Agreements expire on dates approximately one to three years from the present,8 the Corporation's exposure to severance pay and other costs of termination are capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of the Agreement.

      Under the Agreements, executive compensation includes base salary and incentive compensation. Base compensation for all officers is paid bi-weekly over the course of each year. Possible awards of incentive compensation are considered annually at the end of the "business planning year" (June 1 to May
31) and are determined and payable under the circumstances discussed above in "Compensation Committee Report on Executive Compensation."

      The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health, dental and vision insurance and life insurance which are, in some cases, above the levels provided to employees generally. See the "Summary Compensation Table" for information on other benefits extended to the officers.

      The Agreements also provide that an officer's employment may be terminated "without cause" upon payment of severance pay consisting of all base salary scheduled to be paid over the lesser of the remaining term of the Agreement or two years. If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of final dissolution or one and one-half years. An officer's death or disability would permit termination on the same basis as "without cause," but the Corporation's obligations in such instances are substantially covered by insurance. The Agreements may be terminated by Farmer Mac for "cause," as defined in the Agreements, in which event the officer will be paid only accrued compensation to the date of termination.

Certain Relationships and Related Transactions

      John Dan Raines is a member of the Board of Directors of AgFirst Farm Credit Bank ("AgFirst"), a Farm Credit System institution with which Farmer Mac and Fannie Mae have entered into a joint arrangement for the pooling of Rural Housing Qualified Loans. Under the arrangement, AgFirst purchases eligible Rural Housing Qualified Loans for pooling through the Farmer Mac I program and Farmer Mac-guaranteed securities issued in connection therewith are to be purchased by Fannie Mae with a guarantee fee payable by AgFirst to Farmer Mac and Fannie Mae. To date, no such Farmer Mac-guaranteed securities have been issued thereunder. AgFirst also acts as a central servicer and contract underwriter for Farmer Mac in the Farmer Mac I program.


8 The Agreements with each of the executive officers expire June 1 of the following years: H.D. Edelman, 2002; M.T. Bennett, T.R. Clark and N.E. Corsiglia, 2001; and C.A. Dunn and T.D. Stenson, 2000.






      From time to time, Farmer Mac purchases Qualified Loans under the Farmer Mac I program and Guaranteed Portions under the Farmer Mac II program from institutions which own five percent or more of a class of Voting Common Stock or which have an officer or director who is a director on the Farmer Mac Board. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to lenders unaffiliated with Farmer Mac. In 1998, Farmer Mac purchased 276 loans having an aggregate principal amount of approximately $110 million from Zions First National Bank, Salt Lake City, Utah ("Zions"). Zions is the holder of approximately 32% of Farmer Mac's Class A Voting Common Stock and W. David Hemingway, a Class A director of Farmer Mac, is Executive Vice President of Zions and its holding company. In 1998, Farmer Mac also purchased: 33 loans having an aggregate principal amount of approximately $18 million from Feather River State Bank ("FRSB"), Yuba City, California (Robert J. Mulder, a Class A director of Farmer Mac, is President and Chief Executive Officer of FRSB); three loans having a principal amount of approximately $1 million from Headlands Mortgage Company (Peter T. Paul, a Class A director of Farmer Mac, is the founder, President and CEO of Headlands Mortgage Company); and 40 loans having a principal amount of approximately $11 million from AgFirst Farm Credit Bank (John Dan Raines is a member of the Board of Directors of AgFirst Farm Credit Bank). In 1998, Farmer Mac also swapped Farmer Mac guaranteed securities having a principal amount of approximately $84 million with Central Coast Farm Credit for 174 loans having a like principal balance in two transactions in the Farmer Mac I program. The principal amount of Guaranteed Portions purchased by Farmer Mac under the Farmer Mac II program from director-affiliated institutions or five percent or greater shareholders was approximately 21.5% of that program's volume in 1998. During 1998, Farmer Mac entered into Farmer Mac II transactions with Zions involving the purchase of Guaranteed Portions by Farmer Mac or the issuance of Farmer Mac II guaranteed securities backed by Guaranteed Portions in an aggregate principal amount of approximately $25 million (20.9% of the program's total). In 1998, Farmer Mac also purchased: approximately $79,000 principal amount of Guaranteed Portions (0.1% of the program's total) from Central National Bank, Canajoharie, New York (David J. Nolan, a Class A director of Farmer Mac, is a member of the Board of Directors and had been President and Chief Executive Officer and Chairman of the Board of Central National Bank); and $639,000 principal amount of Guaranteed Portions (0.5% of the program's total) from FRSB.

      In addition to its participation as a seller of loans in the Farmer Mac programs, Zions also acts as a dealer in Farmer Mac's discount and medium-term note programs; is a counterparty to Farmer Mac on certain interest rate swap transactions; and acts as a central servicer and contract underwriter for Farmer Mac in the Farmer Mac I program. See, "Compensation Committee Interlocks and Insider Participation" for quantitative information concerning Zions' contractual relationships with Farmer Mac.

Performance Graph

     Farmer Mac has three classes of Common Stock: Class A and Class B Voting Common Stock and Class C Non-Voting Common Stock (collectively, the "Common Stock"). The Common Stock was issued in Units and, until November 23, 1993, traded as such. A "Class A Unit" consisted of one share of Class A Voting Common Stock and one share of Class C Non-Voting Common Stock. A "Class B Unit" consisted of one share of Class B Voting Common Stock and one share of Class C Non-Voting Common Stock. In accordance with the terms of the initial public offering, the Class C Non-Voting Common Stock separated from the Class A and Class B Units on November 23, 1993 (the "Separation Date"). Since January 1994, the Class A and Class C Common Stock have traded separately on the Nasdaq Stock Market,9 although, through January 1996, each Class traded at a level approximately one-half the price of a Class A Unit prior to the Separation Date.10 As a result of the limited market for Class B Common Stock and the infrequency of trades therein, the Class B Common Stock does not trade on any market or exchange nor is Farmer Mac aware of any publicly available quotations or prices with respect to Class B Common Stock.



     9 The Class A Voting Common Stock is traded on the Nasdaq SmallCap tier of The Nasdaq Stock Market (trade symbol - FAMCA) and the Class C Non-Voting Common Stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market (trade symbol - FAMCK). Farmer Mac has filed an application to list both the Class A and Class C Stock on the New York Stock Exchange.

     10 Since February 1996, following the passage of the legislation revising Farmer Mac's statutory charter, per share prices of Class A and Class C Stock have traded at different levels.



      The following graph compares the performance of Farmer Mac's Class A Voting and Class C Non-Voting Common Stock with the performance of the NASDAQ US Stock Market Index ("NASDAQ US Index") and the Standard & Poor's Financial Index ("S&P Financial Index") over the period from December 31, 1993 to December 31, 1998. The graph assumes that $100 was invested on December 31, 1993 in each of:
Farmer Mac's Class A Stock; Farmer Mac's Class C Stock; the NASDAQ US Index; and the S&P Financial Index; the graph also assumes that all dividends were reinvested.


                                Comparative Total Return
                         (Class A and Class C Stock vs. Indices)



          Nasdaq US     FM-C      S&P Fin     FM-A
 1993        100         100        100        100
 1994         96         100         94        100
 1995        138          94        140         83
 1996        170         661        185        594
 1997        209        1311        268        381
 1998        293         825        294        386



Stock Option Plans

    General. The purpose of Farmer Mac's stock option plans is to encourage stock ownership by directors, officers and other key employees, to provide an incentive for such individuals to expand and improve the business of Farmer Mac and to assist Farmer Mac in attracting and retaining key personnel. The use of stock options is an attempt to align more closely the long-term interests of employees with those of Farmer Mac's stockholders by providing those individuals with the opportunity to acquire an equity interest in Farmer Mac. Farmer Mac's stock option plans are administered by the Compensation Committee of the Board. Because individuals are prohibited by law from owning shares of Voting Common Stock, the Corporation uses unrestricted Class C Non-Voting Common Stock for the purpose of granting options under its stock option plans. Under the plans, the option price is required to be paid in cash, and no participant has any rights as a stockholder with respect to shares subject to an option until the option price has been paid and the shares are issued to the participant.

      1992 Plan. In 1992, the Board adopted a Stock Option Plan (the "1992 Plan") for key management employees. The 1992 Plan provided for the issuance of nonqualified stock options on Class C Non-Voting Common Stock at an original option price of $15 per share, subject to adjustment pursuant to the plan's anti-dilution provision, with a term of 10 years from the date of grant. The Plan was amended in 1993 to increase the maximum number of shares of Class C Non-Voting Common Stock that may be optioned and sold to 115,000. Options covering 105,000 shares were granted under the 1992 Plan, are fully vested, and have an adjusted option price of $6.56 per share, subject to further adjustment pursuant to the plan's anti-dilution provision.

      If a participant leaves Farmer Mac for any reason, including retirement, all of that participant's rights to exercise any option under the 1992 Plan terminate on the earlier of the option expiration date or 30 days after termination of employment, unless termination was for "cause," in which case the options expire immediately.

      1996 Plan. In 1996, the Board adopted a second Stock Option Plan (the "1996 Plan") for key management employees. The 1996 Plan provided for the issuance of nonqualified stock options on Class C Non-Voting Common Stock at an option price of $7.875 per share, subject to adjustment pursuant to the plan's anti-dilution provision, with a term of 10 years from the date of grant. The 1996 Plan specified that the maximum number of shares of Class C Non-Voting Common Stock that may be optioned and sold was 112,830. Options covering all 112,830 shares were granted under the 1996 Plan and are fully vested.

      If a participant leaves Farmer Mac for any reason, including retirement, all of that participant's rights to exercise any option under the 1996 Plan terminate on the earlier of the option expiration date or 30 days after termination of employment, unless termination was for "cause," in which case the options expire immediately.

      1997 Plan. In 1997, the Board adopted the 1997 Incentive Plan (the "1997 Plan"), which is a broad-based option plan for directors, officers and non-officer employees. The 1997 Plan, as amended, provides for the issuance of a maximum of 1,250,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of 10 years from such date. The plan provides for the automatic annual grant to directors of 10-year options to purchase 2,000 shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the annual meeting (including the Meeting), with the option price to be determined as of such day. In 1998, the 1997 Plan was amended to reduce the term of director options to five years while extending the period for exercising options following termination of board service to a period of up to two years. Under the 1997 Plan, options also are available for grant to all employees, not just officers, based on their annual evaluations; the Board and management determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation.

      In 1997, options covering 59,878 shares were granted under the 1997 Plan in stages, with one-third vesting on the date of the grant and, approximately, the first and second anniversary of the date of the grant. Of the options granted under the 1997 Plan, options to purchase 30,000 shares of Class C Non-Voting Common Stock were granted to directors, 26,178 options were granted to officers, and 3,700 options were granted to non-officer employees.

      In 1998, options covering 82,541 shares were granted under the 1997 Plan in stages, with one-third vesting on the date of the grant and, approximately, the first and second anniversary of the date of the grant. Of the options granted under the 1997 Plan, options to purchase 30,000 shares of Class C Non-Voting Common Stock were granted to directors, 45,341 options were granted to officers, and 5,800 options were granted to non-officer employees. In addition, in 1998, options to purchase 1,400 shares of Class C Non-Voting Common Stock were granted under the 1997 Plan to newly-hired non-officer employees, with such options vesting on the first anniversary of each such employee's date of employment.

      If a participant leaves Farmer Mac for any reason, including retirement, all of that participant's rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination of employment (one year in the case of death or disability), unless termination was for "cause," in which case the options expire immediately, except in the case of directors, who have until the earlier of the option expiration date or two years to exercise vested options. In 1999, the Board amended the 1997 Plan to provide for accelerated vesting of unvested options in the event of a participant's death or disability.

Defined Contribution Pension Plan

      Farmer Mac annually contributes a percentage of each employee's base salary to the Corporation's Defined Contribution Pension Plan (the "Pension Plan"). The percentage is equal to the sum of (a) 13.2% of each employee's base salary (not to exceed $160,000) and (b) 5.7% of the amount equal to the employee's base salary (not to exceed $160,000) less the Social Security Taxable Wage Base (which, for 1998, was $68,400).

      All persons employed by Farmer Mac are eligible to participate in the Pension Plan. The vesting period for the Pension Plan is two years; there is no requirement for a matching contribution by the employee; and there is no defined annual benefit to the employee upon retirement. The "Summary Compensation Table" includes amounts contributed by the Corporation pursuant to the Pension Plan on behalf of the executive officers who are named therein.

401(k) Savings Plan

      Pursuant to the Corporation's 401(k) Savings Plan (the "Savings Plan"), which is intended to be qualified under Section 401(k) of the Internal Revenue
Code of 1986, participants may increase their retirement savings through tax-deferred contributions. All persons employed by Farmer Mac are eligible to participate. Participants may defer up to 15% of their annual eligible compensation up to the maximum deferral permitted under Federal law ($10,000 for 1998). The Corporation does not contribute any amounts to the Savings Plan.

Item No. 2:  Selection of Independent Auditors

      The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation's independent auditors "annually in advance of the annual meeting of stockholders and that selection shall be submitted for ratification or rejection at such meeting." In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation's financial statements. Since the last annual meeting, the Audit Committee, composed of Messrs. Rhodes (Chairman), who is not a nominee for re-election, Junkins and Mulder, met five times.

      In accordance with the By-Laws, the Audit Committee has unanimously recommended Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1999. This proposal is put before the stockholders in conformity with the current practice of seeking stockholder approval of the selection of independent auditors. The ratification of the appointment of Arthur Andersen LLP as the Corporation's independent public accountants requires the affirmative vote of a majority of the shares present in person or by proxy at the Meeting and entitled to be voted.

      Representatives of Arthur Andersen LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders present at the Meeting.

    The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 1999. Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires Farmer Mac's officers and directors, and persons who beneficially own more than ten percent of a registered class of Farmer Mac's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

      Based solely on Farmer Mac's review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998.


Principal Stockholders of Voting Common Stock

          It is believed that, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either 5% or more of the outstanding shares of the related class of Voting Common Stock or 5% or more of the total outstanding shares of Voting Common Stock.



                                         Number           Percent of Total   Percent of Total
                                       of Shares           Voting Shares       Shares Held
Name and Address                   Beneficially Owned       Outstanding          By Class

 AgAmerica, FCB11                85,774 shares of Class B
 Spokane, WA  99220                Voting Common  Stock        5.62%              17.14%

 AgFirst Farm Credit Bank12      84,024 shares of Class B
 Columbia, SC  29202               Voting Common Stock         5.51%              16.79%

 AgriBank, FCB                  148,441 shares of Class B
 St. Paul, MN  55101-1849          Voting Common Stock         9.73%              29.67%

 CoBank                          30,136 shares of Class B
 Denver, CO 80217-5110             Voting Common Stock         1.97%               6.02%

 Farm Credit Bank of Texas13     38,503 shares of Class B
 Austin, TX  78761                 Voting Common Stock         2.52%               7.70%

 Farm Credit Bank of Wichita14   45,223 shares of Class B
 Wichita, KS  67201                Voting Common Stock         2.96%               9.04%

 Western Farm Credit Bank        55,250 shares of Class B
 Sacramento, CA  95813             Voting Common Stock         3.62%              11.04%

 Zions First National Bank15    322,100 shares of Class A
 Salt Lake City, UT  84111         Voting Common Stock        21.11%              31.40%




* The percentage is determined by dividing the number of shares of Voting Common Stock owned by the total of the number of shares of Voting Common Stock outstanding.
** The percentage is determined by dividing the number of shares of the class of Voting Common Stock owned by the number of shares of that class of Voting Common Stock outstanding.
11 John G. Nelson III, currently a member of the Board of Directors and a Class B Nominee, is Chairman of the Board of Directors of AgAmerica, FCB.
12 John Dan Raines, currently a member of the Board of Directors and a Class B Nominee, is a member of the Board of Directors of AgFirst Farm Credit Bank.
13 James A. McCarthy, currently a member of the Board of Directors and a Class B Nominee, is Chairman of the Board of Directors of the Farm Credit Bank of Texas.
14 Darryl W. Rhodes, currently a member of the Board of Directors, but not a nominee for re-election, is a Senior Vice President of the Farm Credit Bank of Wichita.
15 W. David Hemingway, currently a member of the Board of Directors and a Class A Nominee, is Executive Vice President of Zions First National Bank.

Solicitation of Proxies

      The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material. The Corporation has retained D.F. King & Co., Inc. to act as the Corporation's proxy solicitation firm for a fee of approximately $7,500. In addition to solicitation by mail, employees of D.F. King & Co., Inc. may solicit proxies by telephone, electronic mail, telegram or personal interview. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners for shares held of record by them, and will be reimbursed for their expenses by the Corporation.

Other Matters

      The enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with the members' best judgment with respect to all matters that may be brought before the Meeting or any adjournment thereof, in addition to the scheduled items of business, and matters incident to the Meeting. The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting. If any other matters should properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy intend to vote such proxy in accord with their best judgment.

      Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission. Written requests should be directed to Michael T. Bennett, Corporate Secretary, Federal Agricultural Mortgage Corporation, 919 18th Street, N.W., Suite 200, Washington, D.C. 20006.



      The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting. In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

                                 By order of the
                               Board of Directors,




                               Michael T. Bennett
                               Corporate Secretary


April 26, 1999
Washington, D.C.

                       FEDERAL AGRICULTURAL MORTGAGE CORPORATION
                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 1999

      The undersigned hereby appoints Henry D. Edelman, Michael T. Bennett, and Thomas R. Clark, and any of them, as Proxies for the undersigned and to vote all of the shares of the Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Coporation to be held on June 3, 1999, and any and all adjournments thereof.


            The Board of Directors unanimously recommends a vote FOR the proposals.

      In their decision, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR proposals 1 and 2.



                 PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE.

PLEASE MARK VOTES AS IN THIS EXAMPLE

1.   Election of

     Class B Nominees:   For       With-     For All
                                   hold      Except
                         [  ]      [   ]     [    ]

     Kenneth E. Graff, James A. McCarthy, John G. Nelson III
          John Dan Raines, and Donald W. Winters

2. Proposal to approve the appointment of Arthur Anderson LLP as independent auditors for the Corporation for the fiscal year ending December 31, 1999.

     If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name in the list above. Your shares will be voted for the remaining nominee(s).

     Record Date Shares:



Please be sure to sign and date this Proxy   Date

Stockholder sign here__________________      Co-owner sign here________________

                        FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 1999

      The undersigned hereby appoints Henry D. Edelman, Michael T. Bennett, and Thomas R. Clark, and any of them, as Proxies for the undersigned and to vote all of the shares of the Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on June 3, 1999, and any and all adjournments thereof.

            The Board of Directors unanimously recommends a vote FOR the proposals.

      In their decision, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR proposals 1 and 2.


             PLEASE COMPLETE, SIGN, DATE, AND MAIL IN THE ENCLOSED ENVELOPE.

PLEASE MARK VOTES AS IN THIS EXAMPLE

1.   Election of

     Class A Nominees:   For       With-     For All
                                   hold      Except
                         [  ]      [   ]     [    ]

     W. David Hemingway, Mitchell A. Johnson
          Robert J. Mulder, David J. Nolan and Peter T. Paul

2. Proposal to approve the appointment of Arthur Anderson LLP as independent auditors for the Corporation for the fiscal year ending December 31, 1999.

     If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name in the list above. Your shares will be voted for the remaining nominee(s).

     Record Date Shares:



Please be sure to sign and date this Proxy   Date

Stockholder sign here ___________________    Co-owner sign here_________________